Exhibit 99.1

Stepan Reports Record Quarterly and First Half Earnings

Northfield, Illinois, July 25, 2018 -- Stepan Company (NYSE: SCL) today reported:

Second Quarter Highlights

•

Reported net income was a record $32.9 million, or $1.41 per diluted share versus $27.9 million, or $1.19 per diluted share, in the prior year.  Adjusted net income* was a record $32.1 million, or $1.38 per diluted share versus $30.9 million, or $1.32 per diluted share, in the prior year.

•

Consolidated net sales were $519.9 million, up 5% versus the prior year.  This increase was primarily attributable to 5% global volume growth.  The Company’s first quarter acquisition of BASF’s production facility in Mexico accounted for 2% and 3% of the quarterly increases in consolidated net sales and global volume growth, respectively.

•

Surfactant operating income was $34.2 million versus $31.2 million in the prior year. The increase was primarily attributable to higher North American demand within the consumer and functional product end markets.  Global Surfactant sales volume increased 7% versus the prior year.

•

Polymer operating income was $19.5 million versus $21.3 million in the prior year.  This decrease was mostly due to less favorable product mix and margin pressures.  Global Polymer sales volume was up 1% versus the prior year.

•

Specialty Product operating income was down $1.2 million versus the prior year.  This decrease was primarily attributable to lower margins within the food and nutritional business and order timing differences within the flavor business.

•	The Company’s net-debt ratio declined slightly to 4%.

First Half Highlights

•	Reported net income was a record $63.6 million, or $2.73 per diluted share, up 6% versus $59.8 million, or $2.56 per diluted share, in the prior year.

•

Adjusted net income* was a record $64.1 million, or $2.75 per diluted share, a 2% increase versus $62.6 million, or $2.68 per diluted share, in the prior year. Total Company sales volume increased 3% compared to the first half of 2017.

*

Adjusted net income is a non-GAAP measure which excludes Deferred Compensation income/ expense as well as other significant and infrequent/non-recurring items. See Table II for reconciliations of non-GAAP adjusted net income and adjusted earnings per diluted share.

“The Company had a good first half, delivering record quarterly and year-to-date results.  These results were driven by record first half Surfactant earnings and a lower 2018 effective tax rate,” said F. Quinn Stepan, Jr., Chairman, President and Chief Executive Officer. “The Polymer business improved versus first quarter results despite margin and share challenges in our North American polyol business.  European polyol volumes rebounded to prior year levels while both global specialty polyols and China delivered earnings growth.   Our Specialty Product business results were down, partially due to changing order patterns, but we still anticipate full year income improvement from this segment.”

Financial Summary

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands, except per share data)	2018	2017	% Change	2018	2017	% Change
Net Sales	$519,866	$495,101	5%	$1,019,201	$963,370	6%
Operating Income	$44,685	$39,133	14%	$84,340	$85,363	(1)%
Net Income	$32,925	$27,882	18%	$63,648	$59,795	6%
Earnings per Diluted Share	$1.41	$1.19	18%	$2.73	$2.56	7%

Adjusted Net Income *	$32,114	$30,893	4%	$64,145	$62,594	2%
Adjusted Earnings per Diluted Share *	$1.38	$1.32	5%	$2.75	$2.68	3%

* See Table II for reconciliations of non-GAAP adjusted net income and adjusted earnings per diluted share.

Summary of Second Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense and other significant and infrequent or non-recurring items.

•	Deferred Compensation: The current year second quarter reported net income includes $1.0 million of after-tax income versus $2.5 million of after-tax expense in the prior year.

•

Business Restructuring:  The current year second quarter reported net income includes $0.2 million of after-tax decommissioning expense related to the Canadian plant closure versus $0.5 million of after-tax expense in the prior year.

Percentage Change in Net Sales

The 5% increase in quarterly net sales was primarily attributable to sales volume growth.  The positive impact of foreign currency translation offset slightly lower selling prices.

	Three Months Ended June 30, 2018	Six Months Ended June 30, 2018
Volume	5%	3%
Selling Price	(1)%	1%
Foreign Translation	1%	2%
Total	5%	6%

Segment Results

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2018	2017	% Change	2018	2017	% Change
Net Sales
Surfactants	$356,884	$329,334	8%	$715,824	$651,937	10%
Polymers	$140,867	$141,187	-	$262,800	$267,797	(2)%
Specialty Products	$22,115	$24,580	(10)%	$40,577	$43,636	(7)%
Total Net Sales	$519,866	$495,101	5%	$1,019,201	$963,370	6%

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2018	2017	% Change	2018	2017	% Change
Operating Income *
Surfactants	$34,218	$31,164	10%	$74,469	$69,535	7%
Polymers	$19,458	$21,283	(9)%	$36,352	$42,708	(15)%
Specialty Products	$4,240	$5,451	(22)%	$3,890	$6,737	(42)%
Total Segment Operating Income	$57,916	$57,898	-	$114,711	$118,980	(4)%
Corporate Expenses	$(13,231)	$(18,765)	(29)%	$(30,371)	$(33,617)	(10)%
Consolidated Operating Income	$44,685	$39,133	14%	$84,340	$85,363	(1)%

*

The 2017 operating income line items have been immaterially changed from the amounts originally reported as a result of the Company’s first quarter 2018 adoption of ASU No. 2017-07 Compensation-Retirement Benefits (Topic 715).

Total segment operating income increased slightly in the quarter to $57.9 million. Total segment operating income in the first half declined $4.3 million, or 4%, versus the prior year.

•

Surfactant net sales were $356.9 million for the quarter, an 8% increase versus the prior year.  Sales volume increased 7% in total and 3% excluding the first quarter acquisition in Mexico.  The organic growth was mostly due to higher North American consumer product and oilfield volumes.  Higher sales to the Company’s distribution partners in North America also contributed to this increase.  Selling prices increased 1% compared to the prior year quarter and the translation impact of foreign currencies had a nominal impact in the quarter.  Surfactant operating income increased $3.1 million versus the prior year, primarily due to higher volumes, a more favorable product mix and improved internal efficiencies.

•

Polymer net sales were $140.9 million for the quarter, essentially flat versus prior year.  Total sales volume increased 1% despite a 1% decline in global polyol volumes.  The Company believes that the market for insulation materials remains strong due to continued global energy conservation efforts.  The translation impact of a weaker U.S. dollar favorably impacted net sales by 2% while selling prices declined by 3%. Polymer operating income decreased by $1.8 million versus the prior year quarter due to a less favorable product mix and margin challenges.

•

Specialty Product net sales were $22.1 million, a 10% decrease versus the prior year.  Operating income decreased $1.2 million versus the prior year quarter primarily due to order timing differences in our flavor business and lower margins in our food and nutritional business.

Corporate Expenses

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2018	2017	% Change	2018	2017	% Change
Total Corporate Expenses	$13,231	$18,765	(29)%	$30,371	$33,617	(10)%
Excluded Items:
Deferred Compensation Income/(Expense)	$865	$(5,016)	(117)%	$(749)	$(5,392)	(86)%
Business Restructuring Expense	$(273)	$(586)	(53)%	$(631)	$(1,372)	(54)%
Adjusted Corporate Expense	$13,823	$13,163	5%	$28,991	$26,853	8%

* See Table III for a discussion of deferred compensation plan accounting.

•

Corporate expenses, excluding deferred compensation and business restructuring expenses, increased $0.7 million, or 5%, for the quarter.  Corporate expenses increased $2.1 million, or 8%, for the first six months of 2018.  Most of the quarterly and year-to-date increase is attributable to higher salaries and legal expense, partially offset by lower consulting fees.

Income Taxes

The effective tax rate was 20.6% for the first half of 2018 compared to 26.5% for the first half of 2017.  This decrease was primarily attributable to a lower U.S. statutory tax rate of 21% in the first half of 2018 versus 35% in the first half of 2017.  The Company expects its full year effective tax rate to be in the range of 20% to 23%.

Shareholder Return

The Company returned $14.6 million to shareholders in the second quarter with $5.1 million of dividends and $9.5 million of share repurchases.  In the first half of 2018 the Company has paid $10.2 million of dividends and repurchased $12.0 million of Company stock.  The Company has 520,275 shares remaining under its Board authorized share repurchase plan.  The Company has increased the dividend rate on the Company’s common stock for 50 consecutive years.

Selected Balance Sheet Information

The Company’s net debt level decreased $16.1 million for the quarter while the net debt ratio dropped from 6% to 4%, mainly attributable to a $12.1 million increase in cash.

($ in millions)	6/30/18	3/31/18	12/31/17
Net Debt
Total Debt	$286.8	$290.8	$290.8
Cash	256.7	244.6	298.9
Net Debt	$30.1	$46.2	$(8.1)
Equity	761.2	774.6	740.1
Net Debt + Equity	$791.3	$820.8	$732.0
Net Debt / (Net Debt + Equity)	4%	6%	-1%

The major working capital components were:

($ in millions)	6/30/18	3/31/18	12/31/17
Net Receivables	$312.2	$325.3	$293.5
Inventories	188.5	187.7	172.7
Accounts Payable	(201.3)	(202.4)	(205.0)
Total	$299.4	$310.6	$261.2

Capital spending was $16.3 million during the quarter and $43.7 million during the first half of 2018.  This compares to $17.9 million and $38.3 million, respectively, in the prior year.  For the full year, capital expenditures are expected to be between $90 million and $100 million.

Outlook

“After achieving record first half net income, we remain optimistic about the balance of the year. We believe our Surfactant business will continue to build upon its strong start and further benefit from our diversification efforts into functional products, new technologies, improved internal efficiencies and expanded sales into our broad customer base globally,” said F. Quinn Stepan, Jr., Chairman, President and Chief Executive Officer.  “Although margins will continue to challenge us in our North America Polymer business we are optimistic about additional volume opportunities for the remainder of the year.  We believe full year Specialty Product results should improve over 2017.”

Conference Call

Stepan Company will host a conference call to discuss the first quarter results at 10:00 a.m. ET (9:00 a.m. CT) on July 25, 2018. The call can be accessed by phone and webcast. Telephone access will be available by dialing +1 (800) 658-8315, and the webcast can be accessed through the Investor Relations/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com under the Investor Relations center at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries.  Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning compounds and in agricultural and oilfield solutions.  The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company’s common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL.  For more information about Stepan Company please visit the Company online at www.stepan.com

Contact: Luis E. Rojo                              (847) 446-7500

* * * * *

Tables follow

Certain information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” ”should,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company’s control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to disruptions in production or accidents at manufacturing facilities, global competition, volatility of raw material and energy costs, disruptions in transportation or significant changes in transportation costs, reduced demand due to customer product reformulations or new technologies, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, maintaining and protecting intellectual property rights, international business risks, including currency exchange rate fluctuations, legal restrictions and taxes, the impact of changes in the tax code as a result of recent federal tax legislation and uncertainty as to how some of those changes may be applied, our ability to estimate and maintain appropriate levels of recorded liabilities, our debt covenants, our ability to access capital markets, downturns in certain industries and general economic downturns, global political, military, security or other instability, costs related to expansion or other capital projects, interruption or breaches of information technology systems, the costs and other effects of governmental regulation and legal and administrative proceedings and our ability to retain executive management and key personnel.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Table I

STEPAN COMPANY

For the Three and Six Months Ended June 30, 2018 and 2017

(Unaudited – in thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2018	2017	2018	2017
Net Sales	$519,866	$495,101	$1,019,201	$963,370
Cost of Sales *	430,586	405,113	840,351	781,263
Gross Profit *	89,280	89,988	178,850	182,107
Operating Expenses:
Selling *	13,369	13,230	28,259	26,686
Administrative *	18,098	17,769	37,537	35,661
Research, Development and Technical Services *	13,720	14,254	27,334	27,633
Deferred Compensation Expense	(865)	5,016	749	5,392
	44,322	50,269	93,879	95,372

Business Restructuring	273	586	631	1,372

Operating Income *	44,685	39,133	84,340	85,363
Other Income (Expense):
Interest, Net	(2,672)	(2,863)	(5,823)	(5,855)
Other, Net *	484	793	1,644	1,885
	(2,188)	(2,070)	(4,179)	(3,970)

Income Before Income Taxes	42,497	37,063	80,161	81,393
Provision for Income Taxes	9,574	9,167	16,522	21,585
Net Income	32,923	27,896	63,639	59,808
Net (Income) Loss Attributable to Noncontrolling Interests	2	(14)	9	(13)
Net Income Attributable to Stepan Company	$32,925	$27,882	$63,648	$59,795
Net Income Per Common Share Attributable to Stepan Company
Basic	$1.43	$1.21	$2.76	$2.61
Diluted	$1.41	$1.19	$2.73	$2.56
Shares Used to Compute Net Income Per Common Share Attributable to Stepan Company
Basic	23,039	22,953	23,059	22,927
Diluted	23,295	23,381	23,341	23,356

* The 2017 amounts for the noted line items have been immaterially changed from the amounts originally reported as a result of the Company’s first quarter 2018 adoption of ASU No. 2017-07 Compensation – Retirement Benefits (Topic 715). The changes reflect line item reclassifications only and have no impact to pre-tax income or net income.

Table II

Reconciliation of Non-GAAP Net Income and Earnings per Diluted Share *

	Three Months Ended June 30				Six Months Ended June 30
($ in thousands, except per share amounts)	2018	EPS	2017	EPS	2018	EPS	2017	EPS
Net Income Reported	$32,925	$1.41	$27,882	$1.19	$63,648	$2.73	$59,795	$2.56

Deferred Compensation Expense	$(1,015)	$(0.04)	$2,538	$0.11	$24	$0.00	$1,737	$0.07
Business Restructuring	$204	$0.01	$473	$0.02	$473	$0.02	$1,062	$0.05

Adjusted Net Income	$32,114	$1.38	$30,893	$1.32	$64,145	$2.75	$62,594	$2.68

* All amounts in this table are presented after-tax

The Company believes that certain measures that are not in accordance with generally accepted accounting principles (GAAP), when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and provide better clarity on the impact of non-operational items.  Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators.  These measures should be considered in addition to, neither a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliation of Pre-Tax to After-Tax Adjustments

	Three Months Ended June 30				Six Months Ended June 30
($ in thousands, except per share amounts)	2018	EPS	2017	EPS	2018	EPS	2017	EPS
Pre-Tax Adjustments
Deferred Compensation (Income) Expense	$(1,335)		$4,094		$31		$2,801
Business Restructuring	$273		$586		$631		$1,372
Total Pre-Tax Adjustments	$(1,062)		$4,680		$662		$4,173

Cumulative Tax Effect on Adjustments	$251		$(1,669)		$(165)		$(1,374)

After-Tax Adjustments	$(811)	$(0.03)	$3,011	$0.13	$497	$0.02	$2,799	$0.12

Table III

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pre-tax income was $1.3 million of income versus $4.1 million of expense in the prior year. There was de minimis year-to-date impact in 2018 versus $2.8 million of expense in the prior year. The accounting for the deferred compensation plan results in operating income when the price of Company common stock or mutual funds held in the plan fall and expense when they rise.  The Company also recognizes the change in value of mutual funds as investment income or loss.  The quarter end market prices of Company common stock are as follows:

	2018				2017
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	N/A	N/A	$78.01	$83.18	$78.97	$83.66	$87.14	$78.81

The deferred compensation income statement impact is summarized below:

	Three Months Ended June 30		Six Months Ended June 30
($ in thousands)	2018	2017	2018	2017
Deferred Compensation
Operating Income (Expense)	$866	$(5,016)	$(749)	$(5,392)
Other, net – Mutual Fund Gain (Loss)	469	922	718	2,591
Total Pretax	$1,335	$(4,094)	$(31)	$(2,801)
Total After Tax	$1,015	$(2,538)	$(24)	$(1,737)

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results).  Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the three and six month periods ending June 30, 2018 as compared to 2017:

($ in millions)	Three Months Ended June 30		Increase (Decrease)	Increase Due to Foreign Currency Translation	Six Months Ended June 30		Increase (Decrease)	Increase Due to Foreign Currency Translation
	2018	2017			2018	2017
Net Sales	$519.9	$495.1	$24.8	$4.6	$1,019.2	$963.4	$55.8	$22.1
Gross Profit	89.3	90.0	(0.7)	0.5	178.9	182.1	(3.2)	2.6
Operating Income	44.7	39.1	5.6	0.2	84.3	85.4	(1.1)	1.3
Pretax Income	42.5	37.1	5.4	0.3	80.2	81.4	(1.2)	1.4

Table V

Stepan Company

Consolidated Balance Sheets

June 30, 2018 and December 31, 2017

	June 30, 2018	Dec 31, 2017
ASSETS
Current Assets	$780,553	$788,736
Property, Plant & Equipment, Net	599,148	598,443
Other Assets	79,084	83,682
Total Assets	$1,458,785	$1,470,861
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$305,713	$320,253
Deferred Income Taxes	14,060	10,962
Long-term Debt	262,504	268,299
Other Non-current Liabilities	114,474	130,433
Total Stepan Company Stockholders’ Equity	761,240	740,096
Noncontrolling Interest	794	818
Total Liabilities and Stockholders’ Equity	$1,458,785	$1,470,861